                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-1(c))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)(1)



                             Pain Therapeutics, Inc.
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                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
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                         (Title of Class of Securities)


                                    69562K100
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                                 (CUSIP Number)


                              End of Calendar Year
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

--------

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:        69562K100

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      1)  Name of Reporting Person:  Blue Ridge Limited Partnership
          I.R.S. Identification No. of Above Person (Entities Only):  13-3891223

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      2) Check the Appropriate Box If a Member of a Group*
         (a)  [ ]
         (b)  [X]

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      3)  SEC Use Only

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      4)  Citizenship or Place of Organization:   United States

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  Number of Shares Beneficially Owned by Each Reporting Person With:

      5)  Sole Voting Power:  None

          ----------------------------------------------------------------------
      6)  Shared Voting Power: 62,418

          ----------------------------------------------------------------------
      7)  Sole Dispositive Power:    None

          ----------------------------------------------------------------------
      8)  Shared Dispositive Power:   62,418

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      9)  Aggregate Amount Beneficially Owned by Each Reporting Person:  62,418

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      10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain
           Shares* [ ]

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     11)  Percent of Class Represented by Amount in Row (9): 0.2%

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     12)  Type of Reporting Person*:   PN

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*      See Instructions Before Filling out

CUSIP No.:        69562K100

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     1)  Name of Reporting Person:  Blue Ridge Private Equity Fund, LLC
         I.R.S. Identification No. of Above Person (Entities Only): 13-4099614


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     2)  Check the Appropriate Box If a Member of a Group*
         (a)  [ ]
         (b)  [X]

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     3)  SEC Use Only

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     4)  Citizenship or Place of Organization:   United States

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  Number of Shares Beneficially Owned by Each Reporting Person With:

     5)  Sole Voting Power:   None

         -----------------------------------------------------------------------
     6)  Shared Voting Power:   4,075

         -----------------------------------------------------------------------
     7)  Sole Dispositive Power:    None

         -----------------------------------------------------------------------
     8)  Shared Dispositive Power:   4,075

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     9)  Aggregate Amount Beneficially Owned by Each Reporting Person: 4,075

--------------------------------------------------------------------------------
     10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain
          Shares* [ ]

--------------------------------------------------------------------------------
     11)  Percent of Class Represented by Amount in Row (9):   0.02%

--------------------------------------------------------------------------------
     12)  Type of Reporting Person*:   00

--------------------------------------------------------------------------------



*      See Instructions Before Filling out

CUSIP No.:        69562K100

     1)  Name of Reporting Person: JAG Holdings LLC
         I.R.S. Identification No. of Above Person (Entities Only): 13-3879585


--------------------------------------------------------------------------------
     2)  Check the Appropriate Box If a Member of a Group*
         (a)  [ ]
         (b)  [X]

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     3)  SEC Use Only

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     4)  Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
  Number of Shares Beneficially Owned by Each Reporting Person With:

     5)  Sole Voting Power:   None

         -----------------------------------------------------------------------
     6)  Shared Voting Power:   66,493

         -----------------------------------------------------------------------
     7)  Sole Dispositive Power:    None

         -----------------------------------------------------------------------
     8)  Shared Dispositive Power:   66,493

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     9)  Aggregate Amount Beneficially Owned by Each Reporting Person: 66,493

--------------------------------------------------------------------------------
     10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain
          Shares* [ ]

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     11)  Percent of Class Represented by Amount in Row (9):   0.2%

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     12)  Type of Reporting Person*:   00

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*      See Instructions Before Filling out

CUSIP No.:        69562K100

--------------------------------------------------------------------------------
     1)  Name of Reporting Person:  John A. Griffin
         I.R.S. Identification No. of Above Person (Entities Only):
         NOT APPLICABLE


--------------------------------------------------------------------------------
     2)  Check the Appropriate Box If a Member of a Group*
         (a)  [ ]
         (b)  [X]

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     3)  SEC Use Only

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     4)  Citizenship or Place of Organization:   United States

--------------------------------------------------------------------------------
  Number of Shares Beneficially Owned by Each Reporting Person With:

     5)  Sole Voting Power:   113,336

         -----------------------------------------------------------------------
     6)  Shared Voting Power: None

         -----------------------------------------------------------------------

     7)  Sole Dispositive Power:    113,336

         -----------------------------------------------------------------------
     8)  Shared Dispositive Power:   None

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person: 113,336

--------------------------------------------------------------------------------
     10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain
          Shares* [ ]

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     11)  Percent of Class Represented by Amount in Row (9):   0.4%

--------------------------------------------------------------------------------
     12)  Type of Reporting Person*:   IN

--------------------------------------------------------------------------------



*      See Instructions Before Filling out

CUSIP No.:        69562K100

-------------------------------------------------------------------------------------------------------------------
Item 1.           (a)   Name of Issuer:   Pain Therapeutics, Inc.

-------------------------------------------------------------------------------------------------------------------
                  (b)   Address of Issuer's Principal Executive Offices:
                        416 Browning Way
                        South San Francisco, California 94080

-------------------------------------------------------------------------------------------------------------------
Item 2.           (a)   Name of Person Filing:
                        Blue Ridge Limited Partnership; Blue Ridge Private Equity Fund, LLC;
                        JAG Holdings LLC; John A. Griffin

-------------------------------------------------------------------------------------------------------------------
                  (b)   Address of Principal Business Office, or, if None, Residence:
                        660 Madison Avenue - 20th Floor
                        New York, NY 10021

-------------------------------------------------------------------------------------------------------------------
                  (c)   Citizenship:    See Item 4 of Cover Pages

-------------------------------------------------------------------------------------------------------------------
                  (d)   Title of Class of Securities:   Common Stock, $0.001 par value per share

-------------------------------------------------------------------------------------------------------------------
                  (e)   CUSIP Number: 69562K100

-------------------------------------------------------------------------------------------------------------------
Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  13d-2(b) or (c), check whether the person filing is a:

                  (a)   [ ]  Broker or Dealer registered under section 15 of the Exchange
                  Act.

                  (b)   [ ]  Bank as defined in section 3(a)(6) of the Exchange Act.

                  (c)   [ ]  Insurance Company as defined in section 3(a)(19) of the Exchange Act.

                  (d)   [ ]  Investment Company registered under section 8 of the Investment
                  Company Act.

                  (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ]  An employee benefit plan or endowment fund in accordance with Rule
                  13d-1(b)(1)(ii)(F)

                  (g)   [ ]  A parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)  [ ] A savings association as defined in Section 3(b) of the Federal Deposit
                  Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                  Company Act;

                  (j)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP No.:        69562K100

--------------------------------------------------------------------------------
Item 4.           Ownership.

                  (a)   Amount beneficially owned:    See Item 9 on Cover Pages

                  (b)   Percent of class:    See Item 11 on Cover Pages

                  (c)   Number of share as to which the person has:
                         (i) Sole power to vote or to direct the vote: See Item 5 on Cover Pages
                         (ii) Shared power to vote or to direct
                         the vote: See Item 6 on Cover Pages
                         (iii) Sole power to dispose or to direct the
                         disposition of: See Item 7 on Cover Pages
                         (iv) Shared power to dispose or to direct the disposition of: See Item 8 on Cover Pages
--------------------------------------------------------------------------------
Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

--------------------------------------------------------------------------------
Item 6. Ownership of More Than Five Percent on Behalf of Another Perso NOT APPLICABLE

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Item 7.           Identification and Classification of the Subsidiary which
                  Acquired the Security Being Reported on By the Parent Holding
                  Company: NOT APPLICABLE

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Item 8.           Identification and Classification of Members of the Group:
                  NOT APPLICABLE

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Item 9.           Notice of Dissolution of Group:    NOT APPLICABLE

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Item 10.          Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2002






                                       BLUE RIDGE LIMITED PARTNERSHIP

                                       By: JAG Holdings LLC, its General Partner



                                       By:   /s/ Richard S. Bello
                                           -------------------------------------
                                             Name: Richard S. Bello
                                             Title: Managing Director


                                       BLUE RIDGE PRIVATE
                                       EQUITY FUND, LLC



                                       By:   /s/ Richard S. Bello
                                           -------------------------------------
                                             Name: Richard S. Bello
                                             Title: Managing Director


                                       JAG HOLDINGS LLC


                                       By:   /s/ Richard S. Bello
                                           -------------------------------------
                                             Name: Richard S. Bello
                                             Title: Managing Director


                                             /s/ John A. Griffin
                                           -------------------------------------
                                              John A. Griffin